Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Delivers Strong Results in the First Quarter

•                  Consolidated net sales of $864.8 million, up 9.0%

•                  Growth in same store sales of 7.1% compared to 6.8% in 1Q11

•                  Operating margin expansion of 150 bps to reach 13.1%

•                  1Q12 GAAP net earnings of $30.1 million; 1Q12 Adjusted net earnings of $55.7 million(1)

•                  1Q12 GAAP earnings per share of $0.16; 1Q12 Adjusted earnings per share of $0.29 (1)

•                  Adjusted EBITDA of $136.9 million, growth of 19.7%

DENTON, Texas, February 2, 2012 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for fiscal 2012 first quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Fiscal year 2012 is off to a terrific start with strong performance in the first quarter from each of our business segments” stated Gary Winterhalter, President and Chief Executive Officer. “We delivered consolidated sales growth of 9.0% with same store sales up 7.1% and gross profit margin expansion of 100 basis points.  We achieved SG&A leverage in the quarter which contributed to our 20% EBITDA growth.  I believe Sally Beauty Holdings is well positioned to execute on our strategic objectives and deliver another year of strong financial performance.”

FISCAL 2012 FIRST QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2012 first quarter, consolidated net sales were $864.8 million, an increase of 9.0% from the fiscal 2011 first quarter.  This fiscal 2012 first quarter sales increase is attributed to same store sales growth, the addition of new stores and acquisitions.  The impact from changes in foreign currency exchange rates in the fiscal 2012 first quarter was not material.  Consolidated same store sales growth in the fiscal 2012 first quarter was 7.1%.

Gross Profit:  Consolidated gross profit for the fiscal 2012 first quarter was $421.9 million, an increase of 11.2% over gross profit of $379.4 million for the fiscal 2011 first quarter.  Gross profit as a percentage of sales was 48.8%, a 100 basis point improvement from the fiscal 2011 first quarter.

Selling, General and Administrative Expenses:  For the fiscal 2012 first quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $293.0 million, or 33.9% of sales, a 50 basis point improvement from the fiscal 2011 first quarter metric of 34.4% of sales and total SG&A expenses of $272.9 million.  Fiscal 2012 first quarter SG&A expenses increased $20.1 million primarily due to expenses associated with the opening of new stores such as rent, occupancy, and payroll expenses and acquisitions.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

On November 8, 2011, Sally Holdings LLC, the Company’s indirect subsidiary, closed on its offering of $750 million aggregate principal amount of 6.875% Senior Notes due 2019.  On December 6, 2011, Sally Holdings LLC used the net proceeds from the sale of the Notes to (i) redeem $430.0 million aggregate principal amount of the 9.25% senior notes due 2014 at a redemption premium plus accrued and unpaid interest to, but not including, December 5, 2011, the redemption date, (ii) to redeem $275.0 million aggregate principal amount of the 10.50% senior subordinated notes due 2016 at a redemption premium plus accrued and unpaid interest to, but not including, the redemption date, and (iii) to pay fees and expenses incurred in connection with the sale of the Notes and the redemption of the senior notes and the senior subordinated notes.

Interest Expense: Interest expense for the fiscal 2012 first quarter was $64.0 million, up $34.4 million from the fiscal 2011 first quarter of $29.5 million.  Interest expense in the fiscal 2012 first quarter includes $34.6 million of unamortized deferred financing costs and premiums paid in connection with the Company’s December 2011 redemption of its senior notes (due 2014) and senior subordinated notes (due 2016).  In addition, $5.1 million of interest expense and $0.2 million of amortization of debt costs for the senior notes and senior subordinated notes was included for the period of November 9, 2011 through December 4, 2011.  These interest expense items total $39.9 million, pre-tax, and have been excluded from the fiscal 2012 first quarter adjusted net earnings.  See schedule C for a detailed reconciliation of adjusted net earnings.

Provision for Income Taxes:  Income taxes were $19.2 million for the fiscal 2012 first quarter versus $21.9 million in the fiscal 2011 first quarter.  The Company’s effective tax rate in the fiscal 2012 first quarter was 38.9% versus 34.8% in the fiscal 2011 first quarter.

The tax provision associated with the interest expense adjustments was $14.4 million and has been excluded from the adjusted net earnings calculation.  See schedule C for a detailed reconciliation of adjusted net earnings.

In fiscal year 2012, the Company’s effective tax rate is expected to be in the range of 37% to 38%.

Net Earnings and Diluted Net Earnings Per Share (EPS) (1): In the fiscal 2012 first quarter, GAAP net earnings were $30.1 million and adjusted net earnings were $55.7 million, a 26.4% decrease and 36.0% increase, respectively, when compared to fiscal 2011 first quarter GAAP net earnings of $40.9 million.

In the fiscal 2012 first quarter, GAAP diluted earnings per share were $0.16 and adjusted diluted earnings per share were $0.29, a 27.3% decrease and 31.8% increase, respectively, when compared to fiscal 2011 first quarter GAAP diluted earnings per share of $0.22.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2012 first quarter was $136.9 million an increase of 19.7% from $114.3 million for the fiscal 2011 first quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of December 31, 2011, were $71.5 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2012 first quarter with a zero balance.  The Company’s debt, excluding capital leases, totaled $1.45 billion as of December 31, 2011.

For the fiscal 2012 first quarter, the Company’s capital expenditures totaled $13.9 million.  Capital expenditures for the fiscal year 2012 are projected to be in the range of $65 million to $70 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $63.1 million to $482.3 million at December 31, 2011 compared to $419.1 million at September 30, 2011. The ratio of current assets to current liabilities was 2.13 to 1.00 at December 31, 2011 compared to 1.91 to 1.00 at September 30, 2011.

Inventory as of December 31, 2011 was $684.4 million, an increase of $52.3 million or growth of 8.3% from December 31, 2010 inventory.  This increase is primarily due to sales growth from existing stores, and additional inventory from new store openings and acquisitions.

Business Segment Results:

Sally Beauty Supply

Fiscal 2012 First Quarter Results for Sally Beauty Supply

•                  Sales of $536.4 million, up 11.5% from $481.0 million in the fiscal 2011 first quarter.  Sales growth from net new stores was 2.4% and growth from acquisitions was 1.1%.

•                  Same store sales growth of 8.0% versus 6.4% in the fiscal 2011 first quarter.

•                  Gross margin of 53.9%, a 70 basis point improvement from 53.2% in the fiscal 2011 first quarter.

•                  Segment earnings of $101.1 million, up 21.0% from $83.6 million in the fiscal 2011 first quarter.

•                  Segment operating margins increased 140 basis points to 18.8% of sales from 17.4% in the fiscal 2011 first quarter.

•                  Net store base increased by 47 over the fiscal 2011 fourth quarter for total store count of 3,205. This increase is from new store openings and the acquisition of Netherlands based Floral Group.

Sales growth in the fiscal 2012 first quarter was driven by same store sales, new store openings and acquisitions.  Gross profit margin expansion of 70 basis points resulted from a shift in product and customer mix and low-cost sourcing initiatives.  Segment operating earnings and margin were positively impacted by improvement in gross profit and SG&A leverage across the Sally Beauty Supply business.

Beauty Systems Group

Fiscal 2012 First Quarter Results for Beauty Systems Group

•                  Sales of $328.5 million, up 5.1% from $312.6 million in the fiscal 2011 first quarter.  On October 1, 2011, BSG anniversaried the acquisition of Aerial Company, Inc.

•                  Same store sales growth of 5.0% versus 7.8% in the fiscal 2011 first quarter.

•                  Gross margin of 40.4%, up 90 basis points from 39.5% in the fiscal 2011 first quarter.

•                  Segment earnings of $43.3 million, up 23.3% from $35.1 million in the fiscal 2011 first quarter.

•                  Segment operating margins increased by 200 basis points to 13.2% of sales from 11.2% in the fiscal 2011 first quarter.

•                  Net store base increased by 7 stores over the fiscal 2011 fourth quarter.  Total store count for the fiscal 2012 first quarter was 1,158, including 156 franchised locations.

•                  Total BSG distributor sales consultants at the end of the fiscal 2012 first quarter were 1,125 versus 1,141 at the end of the fiscal 2011 first quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales and net new store openings.  Segment earnings growth is primarily due to improvement in gross profit, SG&A leverage and synergies realized from prior acquisitions.

(1) A detailed table reconciling 2012 and 2011 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8975 (International:  612-332-0345).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) February 2, 2012 through February 10, 2012 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 234128.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.3 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,300 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Netherlands, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2011, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2011	2010	% CHG

Net sales	$864,815	$793,564	9.0%
Cost of products sold and distribution expenses	442,958	414,173	6.9%
Gross profit	421,857	379,391	11.2%
Selling, general and administrative expenses (1)	293,014	272,908	7.4%
Depreciation and amortization	15,553	14,111	10.2%
Operating earnings	113,290	92,372	22.6%
Interest expense (2)	63,961	29,523	116.6%
Earnings before provision for income taxes	49,329	62,849	-21.5%
Provision for income taxes	19,195	21,900	-12.4%
Net earnings	$30,134	$40,949	-26.4%

Net earnings per share:
Basic	$0.16	$0.22	-27.3%
Diluted	$0.16	$0.22	-27.3%

Weighted average shares:
Basic	184,689	182,462
Diluted	190,208	187,201

			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	53.9%	53.2%	70
BSG Segment Gross Profit Margin	40.4%	39.5%	90
Consolidated Gross Profit Margin	48.8%	47.8%	100
Selling, general and administrative expenses	33.9%	34.4%	(50)
Consolidated Operating Profit Margin	13.1%	11.6%	150
Net Earnings Margin	3.5%	5.2%	(170)

Effective Tax Rate	38.9%	34.8%	410

(1)	Selling, general and administrative expenses include share-based compensation of $8.0 million and $7.8 million for the three months ended December 31, 2011 and 2010, respectively.

(2)

For the three months ended December 31, 2011, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s new senior notes due 2019 issued on November 8, 2011.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2011	2010	% CHG
Net sales:
Sally Beauty Supply	$536,358	$481,006	11.5%
Beauty Systems Group	328,457	312,558	5.1%
Total net sales	$864,815	$793,564	9.0%

Operating earnings:
Sally Beauty Supply	$101,067	$83,551	21.0%
Beauty Systems Group	43,326	35,142	23.3%
Segment operating earnings	$144,393	$118,693	21.7%

Unallocated corporate expenses (1)	(23,072)	(18,483)	24.8%
Share-based compensation	(8,031)	(7,838)	2.5%
Interest expense (2)	(63,961)	(29,523)	116.6%
Earnings before provision for income taxes	$49,329	$62,849	-21.5%

			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	18.8%	17.4%	140
Beauty Systems Group	13.2%	11.2%	200
Consolidated operating profit margin	13.1%	11.6%	150

(1)	Unallocated expenses consist of corporate and shared costs.

(2)

For the three months ended December 31, 2011, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s new senior notes due 2019 issued on November 8, 2011.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

 Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2011	2010	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$30,134	$40,949	-26.4%
Add:
Depreciation and amortization	15,553	14,111	10.2%
Share-based compensation (1)	8,031	7,838	2.5%
Interest expense (2)(3)	63,961	29,523	116.6%
Provision for income taxes	19,195	21,900	-12.4%
Adjusted EBITDA (Non-GAAP)	$136,874	$114,321	19.7%

Net earnings (per GAAP)	$30,134	$40,949
Add (Less):
Loss on extinguishment of debt (2)	34,558	—
Interest expense on redeemed debt (3)	5,149
Amortization of deferred financing costs	229	—
Tax provision for the adjustments to net earnings (4)	(14,377)	—
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$55,693	$40,949	36.0%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.30	$0.22	36.4%
Diluted	$0.29	$0.22	31.8%

Weighted average shares:
Basic	184,689	182,462
Diluted	190,208	187,201

(1)

Share-based compensation for the three months ended December 31, 2011 and 2010 includes $5.3 million and $5.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)

For the three months ended December 31, 2011, interest expense includes $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016, with the proceeds of the Company’s new senior notes due 2019 issued on November 8, 2011. This amount includes a premium paid to redeem the senior notes and the senior subordinated notes, as well as unamortized deferred financing costs expensed in connection with the redeemed notes.

(3)

For the three months ended December 31, 2011, interest expense includes interest on the senior notes and senior subordinated notes after November 8, 2011 and until their redemption of $5.1 million, as well as interest on the Company’s new senior notes. This pro-forma adjustment assumes the senior notes and senior subordinated notes were redeemed on November 8, 2011.

(4)	The tax provisions for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

 (Unaudited)

	As of December 31,
	2011	2010	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,180	3,034	146
Franchise stores	25	27	(2)
Total Sally Beauty Supply	3,205	3,061	144
Beauty Systems Group:
Company-operated stores	1,002	959	43
Franchise stores	156	158	(2)
Total Beauty System Group	1,158	1,117	41
Total	4,363	4,178	185

BSG distributor sales consultants (end of period) (1)	1,125	1,141	(16)

	2011	2010	Basis Pt Chg
First quarter company-operated same store sales growth (2)
Sally Beauty Supply	8.0%	6.4%	160
Beauty Systems Group	5.0%	7.8%	(280)
Consolidated	7.1%	6.8%	30

(1)	Includes 409 and 396 distributor sales consultants as reported by our franchisees at December 31, 2011 and 2010, respectively.

(2)

Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and the impact of store expansions, but does not generally include the sales of stores relocated until at least 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until at least 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	December 31, 2011	September 30, 2011
Financial condition information (at period end):
Working capital	$482,254	$419,142
Cash and cash equivalents	71,525	63,481
Property and equipment, net	184,426	182,489
Total assets	$1,792,698	1,728,600
Total debt, including capital leases	1,457,220	1,413,115
Total stockholders’ (deficit) equity	$(168,525)	$(218,982)

	As of
	December 31, 2011	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL Facility	$—	(i) (ii)	Prime + 1.25-1.75% or LIBOR + 2.25-2.75%
Senior Term Loan B (1)	696,856	(i) (ii)	Prime + 1.25-1.50% or LIBOR + 2.25-2.50%
Senior Notes	750,000	6.875%
Other (2)	4,266	4.05% to 7.00%
Total debt	$1,451,122

Debt maturities, excluding capital leases (3)
FY2012	$1,840
FY2013	8,586
FY2014	690,599
FY2015	97
FY2016	—
Thereafter	750,000
Total debt	$1,451,122

(1)	The interest rates on $300.0 million of this loan are fixed by interest rate swaps which expire in May 2012.

(2)	Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group BVBA.

(3)	Amounts shown for specific years do not reflect payments that might be required after fiscal year 2012 as a result of the excess cash-flows test of the senior term loan facility.